Exhibit 99.1

Avago Technologies Announces Completion of Debt Tender Offer

SAN JOSE, Calif., and SINGAPORE – October 2, 2009 – Avago Technologies Limited (Nasdaq: AVGO), a leading designer, developer and global supplier of analog semiconductor devices, today announced the expiration of the cash tender offer by its wholly owned subsidiary, Avago Technologies Finance Pte. Ltd. (“Avago Finance”), to purchase up to $250 million aggregate principal amount of its outstanding 11 7/8% Senior Subordinated Notes due 2015 (the “11 7/8% Notes”), 10 1/8% Senior Notes due 2013 (the “10 1/8% Notes”), and Senior Floating Rate Notes due 2013 (the “Floating Rate Notes” and, together with the 11 7/8% Notes and the 10 1/8% Notes, the “Notes”). The tender offer expired at 12:00 midnight, New York City time, on October 1, 2009.

As of the expiration of the tender offer, $16,765,000 aggregate principal amount of the 11 7/8% Notes was tendered, $84,625,000 aggregate principal amount of the 10 1/8% Notes was tendered, and $4,319,000 aggregate principal amount of the Floating Rate Notes was tendered. Avago Finance has accepted for purchase all of the Notes tendered at a tender offer price of $1,085 per $1,000 principal amount of 11 7/8% Notes, $1,055 per $1,000 principal amount of 10 1/8% Notes, and $950 per $1,000 principal amount of Floating Rate Notes. All Notes accepted for purchase will also receive accrued and unpaid interest from the last interest payment date to, but not including, the payment date. Payment for the Notes accepted for purchase (excluding the 11 7/8% Notes that were validly tendered at or prior to 5:00 p.m., New York City time, on September 17, 2009, for which settlement occurred on September 18, 2009) is expected to be made promptly.

Citi was the sole dealer manager of the tender offer. Global Bondholder Services Corporation was retained to serve as the depositary and information agent. Persons with questions regarding the tender offer should contact Citi at (toll-free) (800) 558-3745 or (collect) (212) 723-6106.

None of Avago Technologies Limited or its affiliates, its board of directors, the dealer manager, the depositary and information agent or the trustee for the Notes, made any recommendation as to whether holders of the Notes should tender or refrain from tendering the Notes. This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes or any other securities. The tender offer was made only by the Offer to Purchase dated September 3, 2009, as supplemented on September 18, 2009, and the accompanying Letter of Transmittal.

About Avago Technologies Limited

Avago Technologies Limited (Nasdaq: AVGO) is a leading designer, developer and global supplier of analog semiconductor devices for communications, industrial and consumer applications. Avago Technologies Finance Pte. Ltd. is an indirectly wholly owned subsidiary of Avago Technologies Limited.

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Investor Contact

Jacob Sayer

VP Business Development and IR

Investor.relations@avagotech.com

Jim Fanucchi

Summit IR Group Inc.

(408) 404-5400